Exhibit 10.4

Andrew Brandon-Gordon

c/o last address on file

with the Company

Dear Mr. Gordon:

Reference is made to that certain employment agreement between you and the Company, effective as of August 7, 2025 (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

This letter agreement (this “Amendment”) amends the Agreement, effective as of the closing of the transaction contemplated by the Agreement and Plan of Merger dated as of February 27, 2026 among Warner Bros Discovery, Inc., Paramount Skydance Corporation and Prince Sub Inc. (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Contract Period.

Paragraph 1 of the Agreement is hereby amended to replace the first sentence with the following:

“The term of your employment hereunder shall begin on the Effective Date and, unless terminated earlier as set forth herein, shall continue through and including August 7, 2031 (the “Contract Period”).”

2.            Duties and Reporting.

Paragraph 2 of the Agreement is hereby amended to replace your title set forth therein such that, effective as of the Amendment Effective Date, you shall be President of Parent, reporting directly to the Chief Executive Officer and Co-Chief Executive Officer of Parent. For purposes of clarity and avoidance of doubt, you will remain a member of the Board following the merger between Warner Bros Discovery, Inc., Paramount Skydance Corporation and Prince Sub Inc.

Paragraph 11(a)(ii)(B) of the Agreement is hereby amended by replacing it with the following: “(B) an adverse change in your title or an adverse change in your duties or responsibilities, including without limitation any requirement that you report to any person(s) other than the Chief Executive Officer or Co-Chief Executive Officer;”.

Andrew Brandon-Gordon

3.            Salary.

Paragraph 3(a) of the Agreement is hereby amended such that, effective as of the Amendment Effective Date, your Salary shall be Four Million Dollars ($4,000,000) per year.

4.            Bonus.

Paragraph 3(b) of the Agreement is hereby amended such that, effective as of the Amendment Effective Date, your Target Bonus shall be Two Million Six Hundred Thousand Dollars ($2,600,000) per year (the “Target Bonus”). For purposes of clarity and avoidance of doubt, your Target Bonus for the 2026 fiscal year shall be blended to reflect your Target Bonus in effect prior to and after the Amendment Effective Date.

5.            Long-Term Incentive Compensation.

Paragraph 3(c) of the Agreement is hereby amended to add eligibility for annual equity grants. The current language in Paragraph 3(c) shall be renumbered 3(c)(i) and the following paragraph shall be added as Paragraph 3(c)(ii):

“In addition to the previously granted Sign-on Award, for each Company calendar year occurring during the Contract Period (commencing with calendar year 2027), and subject to approval of the Board or a committee of the Board and your continued employment with the Company through the grant date, you will be eligible to receive annual equity awards with an aggregate target grant-date value (as determined by the Board or a committee of the Board, as applicable) of One Million Four Hundred Thousand Dollars ($1,400,000); provided, however, that your target annual grant value shall increase to Thirteen Million Four Hundred Thousand Dollars ($13,400,000) commencing with calendar year 2031. The Board or such committee of the Board shall determine in its sole discretion the grant timing, amount and form(s), and such other terms and conditions, applicable to any such annual equity award. Upon request by the Company each December or January, beginning in 2027, you will elect to receive the target grant date value of your annual grants either in (1) 100% RSUs or (2) a combination of stock options and RSUs. In addition, subject to approval of the Board or a committee of the Board and your continued employment with the Company through the grant date, upon or as soon as practicable following the Amendment Effective Date, you will be eligible to receive a one-time award of Twenty-Nine Thousand One Hundred Sixty-Seven (29,167) restricted stock units covering shares of Class B Common Stock of Parent (the “Amendment Award”). The Amendment Award and each annual equity award shall be subject to the terms and conditions set forth in the Plan and an award agreement in a form provided by Parent evidencing the grant of the Amendment Award or such annual equity award.”

Andrew Brandon-Gordon

Paragraph 11(c)(iv) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Any Company equity awards (“Awards”) granted to you under the Plan and which remain outstanding as of the date of termination (if any) shall vest with respect to the number of shares of Class B Common Stock subject to the applicable Award that would have vested if you had remained in continued employment with the Company through the end of the Severance Period (or with respect to such lesser number of shares subject to the Awards that remain unvested as of the date of termination) upon the date on which the Release becomes effective and irrevocable (and, for clarity, such Awards shall remain outstanding and eligible to vest pursuant to this paragraph 11(c)(iv) on the date on which the Release becomes effective and irrevocable and will be forfeited on the sixtieth (60th) day following the date of such termination of employment if such Awards (or portions thereof) do not vest on or before such date).”

The following paragraph is hereby added to the Agreement as Paragraph 11(f):

“(f) Qualifying Retirement. Upon your Qualifying Retirement, subject to your timely execution and delivery to the Company and non-revocation of the Release in accordance with paragraph 11(d) (which paragraph, for clarity, shall apply to the Retirement Acceleration to the same extent as it applies to the Severance Benefits), any Awards granted to you under the Plan and which remain outstanding as of the date of such Qualifying Retirement (if any) shall vest in full (to the extent then-unvested) on the date on which the Release becomes effective and irrevocable (and, for clarity, such Awards shall remain outstanding and eligible to vest pursuant to this paragraph 11(f) on the date on which the Release becomes effective and irrevocable and will be forfeited on the sixtieth (60th) day following the date of such termination of employment if such Awards (or portions thereof) do not vest on or before such date) (the “Retirement Acceleration”). For purposes of this Agreement, “Qualifying Retirement” means (i) a voluntary termination of your employment upon written notice to the Company (the “Retirement Notice”), with such termination to be effective as of the date on which the Contract Period expires; provided, that the Retirement Notice must be given at least ninety (90) days (but in no event more than twelve (12) months) prior to the date on which the Contract Period expires; or (ii) a termination of your employment as a result of the expiration of the Contract Period due to the Company not extending the Contract Period (provided that, at the time of such expiration, you are willing and able to continue providing services to the Company on terms and conditions substantially similar to those set forth in this Agreement). For clarity, a Qualifying Retirement shall not constitute a resignation for Good Reason.

Andrew Brandon-Gordon

Notwithstanding anything to the contrary in this Agreement (and without limiting paragraphs 6 or 17 of this Agreement), if, within three (3) years following your Qualifying Retirement, you directly or indirectly, (A) except as otherwise agreed to by the Company in writing, accept or perform any employment, consulting, advisory, or other service relationship on a regular or ongoing basis, which means services that average more than twenty (20) hours per week or are expected to last more than twelve (12) months (including full-time employment), in any case, within the entertainment, media, technology or telecommunications industries; or (B) materially violate the provisions of paragraph 6(a) (which, for clarity, shall apply following a Qualifying Retirement solely for purposes of this paragraph 11(f)) (in each case, other than your ownership or engagement with any restaurant or any services on any non-profit or for-profit board of directors, trustees, or similar governing body), you shall be required to return to the Company the shares of Class B Common Stock received by you (for clarity, net of any shares of Class B Common Stock sold to cover applicable withholding taxes (if any)) as a result of the Retirement Acceleration, together with any cash payments (for clarity, net of any applicable withholding taxes) related to dividend equivalents thereon; provided, however, to the extent that any such shares of Class B Common Stock were sold by you, you shall remit to the Company any proceeds realized on the sale of such shares of Class B Common Stock. The last three sentences of paragraph 17(d) of this Agreement shall apply, mutatis mutandis, to this paragraph 11(f).”

6.            Earned Bonus upon Death.

Paragraph 13(a) of the Agreement is hereby amended to add the following after the last sentence:

“In addition to any Accrued Compensation and Benefits, the Company will pay your designated beneficiary (or, if there is no such beneficiary, your estate) the Earned Bonus to the extent unpaid as of your death, payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year of your death (but in no event later than March 15th of the fiscal year following your death).”

Andrew Brandon-Gordon

7.            Earned Bonus upon Disability.

Paragraph 14 of the Agreement is hereby amended to replace the second sentence with the following:

“In the event of such termination of this Agreement, you shall receive any Accrued Compensation and Benefits and the Company will pay you the Earned Bonus (to the extent unpaid as of such termination), with such Earned Bonus payable as and when annual bonuses are generally paid to other senior executives of the Company for the fiscal year preceding the year in which your employment terminates (but in no event later than March 15th of the fiscal year following the fiscal year in which your employment terminates).”

Except as herein amended, all other terms and conditions of your Agreement shall remain the same and your Agreement as herein amended shall remain in full force and effect.

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If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it has also been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,

PARAMOUNT SKYDANCE CORPORATION

		By:	/s/ David Ellison
		Name:	David Ellison
		Title:	Chief Executive Officer

PARAMOUNT GLOBAL

		By:	/s/ David Ellison
		Name:	David Ellison
		Title:	Chief Executive Office

ACCEPTED AND AGREED:

/s/ Andrew Brandon-Gordon
Andrew Brandon-Gordon

Dated:	October 6, 2026